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                                                                     Exhibit 1.1



                               PURCHASE AGREEMENT


                                                                December 1, 1998


NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION
Woodland Park
2201 Cooperative Way
Herndon, Virginia 20171

Attention: Senior Vice President and Chief Financial Officer

                  The undersigned agree to, severally, purchase the following principal amount of the Securities described in the Agency Agreement dated June 19, 1996, and amended as of November 19, 1997, March 30, 1998, and June 17, 1998 (as it may be supplemented or amended from time to time, the "Agency Agreement") each of the undersigned being obligated to purchase one-half of the aggregate principal amount of such Securities:

         Principal Amount:          $230,000,000

         Currency:                  U.S. dollars

         Interest Rate:             5.75%

         Discount:                  .650% of Principal Amount

         Aggregate Price to
          be paid to Company
          (in immediately
          available funds):         $228,281,900

         Settlement Date:           December 4, 1998

         Other Terms:               Medium-Term Notes due 2008

                  Our obligation to purchase Securities hereunder is subject to the continued accuracy of your representations and warranties contained in the Agency Agreement and to your performance and observance in all material respects of all applicable covenants and agreements contained therein,
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including, without limitation, your obligations pursuant to Section 7 thereof.
Our obligation hereunder is subject to the further condition that we shall receive (a) the opinions required to be delivered pursuant to Sections 5(e) and 5(f) of the Agency Agreement, (b) the certificate required to be delivered pursuant to Section 5(g) of the Agency Agreement and (c) the letter required to be delivered pursuant to 5(h) of the Agency Agreement, in each case dated as of the above Settlement Date.

                  In further consideration of our agreement hereunder, you agree that between the date hereof and the above Settlement Date, you will not offer or sell, or enter into any agreement to sell, except to your members, any debt securities of the Company of substantially the form of the Securities.

                  We may terminate this Agreement, immediately upon notice to you, at any time prior to the above Settlement Date, if prior thereto (a) trading in securities generally on the New York Stock Exchange is suspended, or minimum prices are established on that Exchange, or (b) a banking moratorium is declared by either Federal or New York State authorities, or (c) the United States is or becomes engaged in any outbreak of hostilities, an escalation of hostilities or a national emergency or war. In the event of such termination, no party shall have any liability to the other party hereto, except as provided in Sections 4, 7 and 13 of the Agency Agreement.

                  Except as expressly designated, capitalized terms used herein are defined in the Agency Agreement (including the exhibits thereto).



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                  This Agreement shall be governed by and construed in
accordance with the laws of New York.


                                       LEHMAN BROTHERS INC.,


                                       By /s/    GREG HALL
                                          ----------------------------
                                          Name:  Greg Hall
                                          Title: Senior Vice President


                                       MERRILL LYNCH, PIERCE,
                                       FENNER & SMITH INCORPORATED


                                       By /s/    ROBERT CRAIG
                                          -------------------------
                                          Name:  Robert Craig
                                          Title: Vice President

Accepted:  December 1, 1998

NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION



By /s/     STEVEN L. LILLY
   ---------------------------------
   Name:   Steven L. Lilly
   Title:  Senior Vice President and
             Chief Financial Officer